UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
               OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF
                                   1934.

                       Commission File Number 033-017921

                             AQUA ALLIANCE INC.
           (Exact name of registrant as specified in its charter)

                           30 Harvard Mill Square
                       Wakefield, Massachusetts 01889
                               (781) 246-5200
            (Address, including zip code, and telephone number,
               including area code of registrant's principal
                             executive offices)

              Class A Common Stock, Par Value $.001 Per Share
    Warrants to Purchase Class A Common Stock, Par Value $.001 Per Share
          (Title of each class of securities covered by this Form)

 -------------------------------------------------------------------------
           (Titles of all other classes of securities for which a
             duty to file reports under section 13(a) or 15(d)
                                  remains)

             Please place an X in the box(es) to designate the
         appropriate rule provision(s) relied upon to terminate or
                     suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)  (X)   Rule 12h-3(b)(1)(i)  (X)
              Rule 12g-4(a)(1)(ii) ( )   Rule 12h-3(b)(1)(ii) ( )
              Rule 12g-4(a)(2)(i)  ( )   Rule 12h-3(b)(2)(i)  ( )
              Rule 12g-4(a)(2)(ii) ( )   Rule 12h-3(b)(2)(ii) ( )
                                         Rule 15d-6           ( )
      Approximate number of holders of record as of the certification or notice date: 1

    Pursuant to the requirements of the Securities Exchange Act of 1934 Aqua Alliance Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  Date: August 23, 1999                 By: /s/ Alain Brunais
                                            -----------------------
                                        Name:  Alain Brunais
                                        Title: Senior Vice President
                                               and Chief Financial Officer